Exhibit 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Ste I
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz


CERTIFICATE OF CHANGE PURSUANT
          TO NRS 78.209

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


               CERTIFICATE OF CHANGE FILED PURSUANT TO NRS 78.209
                         FOR NEVADA PROFIT CORPORATIONS

1.   Name of corporation:

     Powerraise, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

     100,000,000 shares of common stock, par value $0.001 per share; and 10,000,000 shares of preferred stock, par value $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

     1,000,000,000 shares of common stock, par value $0.001 per share; and 10,000,000 shares of preferred stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

     Shares of common stock will be forward split at the rate of one for ten, so that ten shares of common stock will be issued in exchange for one share of common stock

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7.   Effective date of filing (optional):

                 (must not be later than 90 days after the certificate is filed)

8.   Officer Signature X /s/                                      President
                                Signature                           Title


IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.